INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of the lStday of February, 2010, between Vanguard Whitehall
Funds, a Delaware statutory trust (the "Trust"), and Chartwell Investment Partners (the
"Advisor").

WITNESSETH

WHEREAS, the Trust is an open-end, diversified management - investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Trust offers a series of shares known as Vanguard Mid-Cap Growth
Fund (the "Fund"); and

WHEREAS, the Trust retained the Advisor to render investment advisory services to the
Fund under an Investment Advisory Agreement, dated as of February 1, 2006, as amended and restated on August 1,2006 (the "Prior Agreement"); and

WHEREAS, the Trust desires to amend and restate such Investment Advisory Agreement in certain respects, and the Advisor is willing to render investment advisory services to the Fund in accordance with such amendments.

NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this "Agreement," the Trust and the Advisor hereby agree as follows:

1.	Appointment of Advisor. The Trust hereby employs the Advisor as investment advisor, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Trust's Board of Trustees (the "Board of Trustees") determines in its sole discretion to assign to the Advisor from time to time (referred to in this Agreement as the "Chartwell Portfolio"). As of the date of this Agreement, the Chartwell Portfolio will consist of the portion of the assets of the Fund that the Board of Trustees has determined to assign to the Advisor, as communicated to the Advisor on behalf of the Board of Trustees by The Vanguard Group, Inc. ("Vanguard"). The
Board of Trustees may, from time to time, make additions to, and withdrawals from, the assets of the Fund assigned to the Advisor. The Advisor accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.

2.	Duties of Advisor. The Trust employs the Advisor to manage the investment and reinvestment of the assets of the Chartwell Portfolio; to continuously review, supervise, and administer an investment program for the Chartwell Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of the Advisor that the Fund is required to maintain; and to render regular reports to the Trust's officers and Board of Trustees concerning the discharge of the foregoing responsibilities. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of the Trust's officers and the Board of
T~ustees,and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing, and applicable laws and regulations. The Advisor agrees to provide, at its own expense, the office space, furnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein.

3.	Securities Transactions. The Advisor is authorized to select the brokers or dealers that will execute purchases and sales of securities for the Chartwell Portfolio, and is directed to use its best efforts to obtain the best available price and most favorable execution for such transactions. To the extent expressly permitted by the written policies and procedures established by the Board of Trustees, and subject to Section 28(e) of the Securities Exchange Act of 1934, as amended, any interpretations thereof by the Securities and Exchange Commission
(the "SEC") or its staff, and other applicable law, the Advisor is permitted, but is not required, to pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Advisor's overall responsibilities to the accounts as to which it exercises investment discretion. The execution of such transactions in conformity with the authority expressly referenced in the immediately preceding sentence shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Advisor agrees to use its best efforts to comply with any directed brokerage or other brokerage arrangements that the Fund communicates to the
Advisor in writing. The Advisor may manage other portfolios and expects that the Fund and other portfolios it manages will, from time to time, purchase or sell the same securities. The
Advisor may aggregate orders for the purchase or sale of securities on behalf of the Fund with orders on behalf of other portfolios the Advisor manages, to the extent consistent with the
Advisor's duty to seek best execution and to ensure the fair and equitable allocations of aggregated securities. Securities purchased or proceeds of securities sold through aggregated orders will be allocated to the account of each portfolio managed by the advisor that bought or sold such securities at the average execution price. If less than the total of the aggregated orders is executed, the securities or proceeds will generally be allocated pro rata among the participating portfolios in proportion to their planned participation in the aggregated orders. If the securities or proceeds are not allocated pro rata among the participating portfolios, the
Advisor will allocate such securities or proceeds in a manner that is fair and equitable to all participating portfolios, and will record the basis of such non-pro rata allocation in writing or in electronic form and maintain such records in a manner consistent with applicable recordkeeping requirements under the Investment Company Act of 1940 and the Investment Advisers Act of
1940. The Advisor will promptly communicate to the Trust's officers and the Board of Trustees any information relating to the portfoIio transactions the Advisor has directed on behalf of the
Chartwell Portfolio as such officers or the Board may reasonably request.

4.	Compensation of Advisor. For services to be provided by the Advisor pursuant to this Agreement, the Fund will pay to the Advisor, and the Advisor agrees to accept as full compensation therefore, an investment advisory fee at the rate specified in Schedule A to this
Agreement. The fee will be calculated based on annual percentage rates applied to the average daily net assets of the Chartwell Portfolio and will be paid to the Advisor quarterly. Further, the investment advisory fee will be increased or decreased by applying a performance adjustment, as specified in Schedule A.

5.	Reports. The Fund and the Advisor agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request, including, but not limited to, information about changes in partners of the Advisor. The
Fund acknowledges receipt of Part I1 of the Advisor's Form ADV.

6.	Compliance. The Advisor agrees to comply with all Applicable Law and all policies, procedures or reporting requirements that the Board of Trustees of the Trust reasonably adopts and communicates to the Advisor in writing, including, without limitation, any such policies, procedures or reporting requirements relating to soft dollar or directed brokerage arrangements. bbApplicableLaw" means (i) the "federal securities laws" as defined in Rule 38a-
l(e)(l) under the 1940 Act, as amended from time to time, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Advisor.

7.	Status of Advisor. The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others so long as its services to the Fund are not impaired thereby. The Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund or the Trust.

8.	Liability of Advisor. No provision of this Agreement will be deemed to protect the Advisor against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations with respect to the Advisor's management of the Chartwell Portfolio under this Agreement.

9.	Limitations on Consultations. The Advisor is prohibited from consulting with other advisors of the Fund concerningtransactions for the Fund in securitiesor other assets.

10.	Duration; Termination; Notices; Amendment. This Agreement will become effective on the date first written above and will continue in effect for a period of two years thereafter, and shall continue in effect for successive twelve-month periods thereafter, only so long as this Agreement is approved at least annually by votes of the Trust's Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstandingvoting securities of the Fund.

Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, on thirty days' written notice to the Advisor, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by the Advisor on ninety days' written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:

If to the Fund, at:

Vanguard Whitehall Funds
P.O. Box 2600
Valley Forge, PA 19482
Attention: Chris McIsaac
Telephone: 6 10-669-0574
Facsimile: 610-503-5855

If to the Advisor, at:

Chartwell Investment Partners
1235Westlakes Drive
Suite 400
Berwyn, PA 19312
Attention: Tim Riddle
Telephone: 610-407-4832
Facsimile: 610-722-5644

This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this
Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund of the Trust.

As used in this Section 9, the terms "assignment," "interested persons," and "vote of a majority of the outstanding voting securities" will have the respective meanings set forth in
Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.

11.	Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

12.	Confidentiality. The Advisor shall keep confidential any and all information obtained in connection with the services rendered hereunder and relating directly or indirectly to the Fund, the Trust, or Vanguard and shall not disclose any such information to any person other than the Trust, the Board of Trustees of the Trust, Vanguard, and any director, officer, or employee of the Trust or Vanguard, except (i) with the prior written consent of the Trust, (ii) as required by law, regulation, court order or the rules or regulations of any self-regulatory organization, governmental body or official having jurisdiction over the Advisor, or (iii) for information that is publicly available other than due to disclosure by the Advisor or its affiliates or becomes known to the Advisor from a source other than the Trust, the Board of Trustees of the Trust, or Vanguard.

13.	Proxy Policy. The Advisor acknowledges that Vanguard will vote the shares of all securities that are held by the Fund unless other mutually acceptable arrangements are made with the Advisor with respect to the Chartwell Portfolio.

14.	Governing Law. All questions concerning the validity, meaning, and effect of ths Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated
Investment Advisory Agreement to be executed as of the date first set forth herein.

SCHEDULEA

Pursuant to Section 4 of the Agreement, the Fund shall pay the Advisor compensation as follows:

1.1	Calculation of the Base Fee. The Base Fee for each fiscal quarter of the Fund is calculated by multiplying an Annual Percentage Rate (shown below) to the average daily net assets of the Chartwell Portfolio during such fiscal quarter, and dividing the result by four. The Fund's fiscal quarter ends are the months ending
January, April, July, and October.

1.2	Calculation of the Performance Adjustment. The Performance Adjustment for
each fiscal quarter of the Fund shall be calculated by multiplying the appropriate
Adjustment Percentage (shown below) to the Annual Percentage Rate applied to the average of the month-end net assets of the Chartwell Portfolio over the previous 36-months, and dividing the result by four. The Adjustment Percentage for each fiscal quarter of the Chartwell Portfolio shall be determined by applying the following Performance Adjustment Schedule to the cumulative performance of the Chartwell Portfolio relative to the Russell Midcap Growth Index (the
"Index") over the rolling 36-month period applicable to such fiscal quarter. (See
Fee Example #I .)

1.3	Transition Rules for Calculating Advisor's Compensation. The Performance
Adjustment will not be hlly incorporated into the determination of the Adjusted
Fee until the fiscal quarter ended January 31, 2013. Until that date, the transition rules specified in Schedule B will apply.

1.4	Other Special Rules Relating to Advisor's Compensation. The following special rules will also apply to the Advisor's compensation:

(a)	Chartwell Portfolio Unit Value. The "Chartwell Portfolio unit value" shall be determined by dividing the total net assets of the Chartwell Portfolio by a given number of units. At the inception of this Agreement, the number of units in the Chartwell Portfolio shall be equal to the number of such units in existence as determined under the Prior Agreement; provided, however, that as assets are added to or withdrawn from the Chartwell Portfolio, the number of units in the Chartwell Portfolio shall be adjusted based on the unit value of the Chartwell Portfolio on the day such changes are executed.
(b)	Chartwell Portfolio Performance. The investment performance of the Chartwell Portfolio for any period, expressed as,a percentage of the Chartwell Portfolio unit value at the beginning of the period, will be the sum of (i) the change in the Chartwell Portfolio (nit value during such period; (ii) the unit value of the Fund's cash distributions from the Chartwell Portfolio's net investment income and realized net capital gains (whether short or long term) having an ex-dividend date occurring within the period; and (iii) the unit value of capital gains taxes per share paid or payable on undistributed realized long-term capital gains accumulated to the end of such period by the Chartwell Portfolio, expressed as a percentage of the Chartwell Portfolio unit value at the beginning of such period. For this purpose, the value of distributions of realized capital gains per unit of the Chartwell Portfolio, of dividends per unit of the Chartwell Portfolio paid from investment income, and of capital gains taxes per unit
of	the Chartwell Portfolio paid or payable on undistributed realized long-
term	capital gains shall be treated asreinvested in Anits of the Chartwell
Portfolio	at the unit value in effect at the close of dusiness on the record
date	for the payment of such distributions and diviAends and the date on
which	provision is made for such taxes, after giving effect to such
distributions,	dividends, and taxes. For purposes of calculating investment
performance,	the Chartwell Portfolio unit value will'be determined net of
all	fees and expenses of the Fund attributable to the Chartwell Portfolio.
Thus,	the performance of the Chartwell Portfolio will be net of all fees and
expenses	of the Fund attributable to the Chartwell Portfolio when
compared	to the Index.
(c)	Index Performance. The investment record of the Index for any period,
expressed	as a percentage of the Index level at the beginning of such
period,	will be the sum of (i) the change in the lev41of the Index during
such	period, and (ii) the value, computed consisten/ly with the Index, of
cash	distributions having an ex-dividend date occurring within such period
made	by companies whose securities make up the 1ndex. For this purpose,
cash	distributions on the securities that make up the Index will be treated
as	reinvested in the Index, at least as frequently as the end of each
calendar	quarter following the payment of the dividend. The calculation
will	be gross of applicable costs and expenses, and consistent with the
methodology	used by the Index provider.

I

(d)	Performance Computations. The foregoing notwithstanding, any computation of the investment performance of the Chartwell Portfolio and the investment record of the Index shall be in accordance with any then applicablerules of the U.S. Securities and Exchange Commission.

(e)	Effect of Termination. In the event of termination of this Agreement, the fees provided in this Agreement beginning on the first day of the then-
fiscal quarter and ending on the last business day on (uhich this Agreement is in effect (the "Short Quarter") shall be calculated by applying the foregoing annual percentage rates to the average net daily assets of the
Chartwell subportfolio during the Short Quarter, dividing the results by four, and multiplying that figure by a ratio equal to the number of days in the Short Quarter divided by the total number of days in the full quarter.
I

SCHEDULEB

Prior to February 1,2010, the Fund was contractually obligated to pay the Advisor an investment advisory fee consisting of a Base Fee plus or minus a "stepped" Performance Adjustment based on Performance Adjustment Rate Schedule X shown below. Beginning February 1, 2010, the Fund is contractually obligated to pay the Advisor an investment advisory fee consisting of a Base Fee plus or minus a "linear" Performance Adjustment based on Performance Adjustment Rate Schedule Y shown below. In both cases, the Performance Adjustment is based on 36 months of performance and is applied against the Base Fee rate that was in effect for the performanceperiod, which is the same for both ScheduleX and ScheduleY.

Pursuant to Section 4 of the Agreement, the Performance Adjustment for the first 12 fiscal quarters in which this Agreement is in effect (February 1,2010, through January 31,2013) shall be calculated using the rate schedules and transition rules specified below:

1.	Quarter ending April 30,2010. The advisory fee will be equal to the Base Fee plus the sum of the following:

(1) a performance adjustment calculated using Performance Adjustment
Schedule X applied to the Base Fee Rate Schedule, for the period May I,
2007, through January 31,2010, multiplied by the average month-end net
I		assets in the Chartwell Portfolio during that period, multiplied by 33/36
I
(0.91666667).
(2) a performance adjustment calculated using Performance Adjustment
1		Schedule Y applied to the Base Fee Rate Schedule, for the period
February 1, 2010, through April 30, 2010, multiplied by the average month-end net assets in the Chartwell Portfolio during that period,
b
multiplied by 3/36 (0.08333333).
I

11	2.	Quarter ending July 31, 2010. The advisory fee will be equal to the Base Fee

I		plus the sum of the following:
(1) a performance adjustment calculated using Performance Adjustment
Schedule X applied to the Base Fee Rate Schedule, for the period August
P
1, 2007, through January 31, 2010, multiplied by the average month-end net assets in the Chartwell Portfolio during that period, multiplied by
1		30136 (0.83333333).
(2) a performance adjustment calculated using Performance Adjustment
1		Schedule Y applied to the Base Fee Rate Schedule, for the period
4		February 1,2010, through July 31,2010, multiplied by the average month-
end net assets in the Chartwell Portfolio during that period, multiplied by
i		6/36 (0.16666667).

3.	Quarter ending October 31, 2010. The advisory fee will be equal to the Base Fee plus the sum of the following:

(1) a performance adjustment calculated using Performance Adjustment Schedule X applied to the Base Fee Rate Schedule, for the period November 1, 2007, through January 31, 2010, multiplied by the average month-end net assets in the Chartwell Portfolio during that period, multiplied by 27/36 (0.75000000).

(2) a performance adjustment calculated using Performance Adjustment Schedule Y applied to the Base Fee Rate Schedule, for the period February 1, 2010, through October 31, 2010, multiplied by the average month-end net assets in the Chartwell Portfolio during that period, multiplied by 9/36 (0.25000000).

4.	Quarter ending January 31, 2011. The advisory fee will be equal to the Base Fee plus the sum of the following:

(I) a performance adjustment calculated using Performance Adjustment
I
Schedule X applied to the Base Fee Rate Schedule, for the period

1	February 1, 2008, through January 31, 2010, multiplied by the average

1I	month-end net assets in the Chartwell Portfolio during that period, multiplied by 24/36 (0.66666667). (2) a performance adjustment calculated using Performance Adjustment

i	Schedule Y applied to the Base Fee Rate Schedule, for the period

February 1, 2010, through January 31, 2011, multiplied by the average month-end net assets in the Chartwell Portfolio during that period, multiplied by 12/36 (0.33333333).

Quarter ending April 30,2011. The advisory fee will be equal to the Base Fee plus the sum of the following: (1) a performance adjustment calculated using Performance Adjustment

Schedule X applied to the Base Fee Rate Schedule, for the period May 1, 2008, through January 31, 2010, multiplied by the average month-end net assets in the Chartwell Portfolio during that period, multiplied by 21/36 (0.58333333).

(2) a performance adjustment calculated using Performance Adjustment Schedule Y applied to the Base Fee Rate Schedule, for the period February 1, 2010, through April 30, 2011, multiplied by the average month-end net assets in the Chartwell Portfolio during that period, multiplied by 15/36(0.41666667).

Quarter ending July 31, 2011. The advisory fee will be equal to the Base Fee plus the sum of the following: (1) a performance adjustment calculated using Performance Adjustment

Schedule X applied to the Base Fee Rate Schedule, for the period August 1, 2008, through January 31, 2010, multiplied by the average month-end net assets in the Chartwell Portfolio during that period, multiplied by 18/36 (0.50000000).

(2) a performance adjustment calculated using Performance Adjustment Schedule Y applied to the Base Fee Rate Schedule, for the period February 1,2010, through July 31,2011,multiplied by the average month-end net assets in the Chartwell Portfolio during that period, multiplied by 18/36 (0.50000000).

Quarter ending October 31, 2011. The advisory fee will be equal to the Base Fee plus the sum of the following: (1) a performance adjustment calculated using Performance Adjustment

Schedule X applied to the Base Fee Rate Schedule, for the period IVovernber 1, 2008, through January 31, 2010, multiplied by the average month-end net assets in the Chartwell Portfolio during that period, multiplied by 15/36 (0.41666667).

(2) a performance adjustment calculated using Performance Adjustment Schedule Y applied to the Base Fee Rate Schedule, for the period February 1, 2010, through October 31, 201 1, multiplied by the average month-end net assets in the Chartwell Portfolio during that period, multiplied by 21/36 (0.58333333).

l1
II

	8.	Quarter ending January 31, 2012. The advisory fee will be equal to the Base
I
Fee plus the sum of the following:
I		(1) a performance adjustment calculated using Performance Adjustment
I
I		Schedule X applied to the Base Fee Rate Schedule, for the period
February 1, 2009, through January 31, 2010, multiplied by the average month-end net assets in the Chartwell Portfolio during that period,
I
I		multiplied by 12/36 (0.33333333).
(2) a performance adjustment calculated using Performance Adjustment
Schedule Y applied to the Base Fee Rate Schedule, for the period
February 1, 2010, through January 31, 2012, multiplied by the average month-end net assets in the Chartwell Portfolio during that period, multiplied by 24/36 (0.66666667).

\I	9.	Quarter ending April 30, 2012. The advisory fee will be equal to the Base Fee plus the sum of the following:
(1) a performance adjustment calculated using Performance Adjustment
Schedule X applied to the Base Fee Rate Schedule, for the period May I ,
I		2009, through January 31, 2010, multiplied by the average month-end net
u
assets in the Chartwell Portfolio during that period, multiplied by 9/36
I		(0.25000000).
(2) a performance adjustment calculated using Performance Adjustment
Schedule Y applied to the Base Fee Rate Schedule, for the period
February 1, 2010, through April 30, 2012, multiplied by the average
1		month-end net assets in the Chartwell Portfolio during that period,

i		multiplied by 27/36 (0.75000000).
	10.	Quarter ending July 31, 2012. The advisory fee will be equal to the Base Fee plus the sum of the following:
I

(1) a performance adjustment calculated using Performance Adjustment
Schedule X applied to the Base Fee Rate Schedule, for the period August
I 1, 2009, through January 31, 2010, multiplied by the average month-end net assets in the Chartwell Portfolio during that period, multiplied by 6/36
(0.16666667).
(2) a performance adjustment calculated using Performance Adjustment
1 Schedule Y applied to the Base Fee Rate Schedule, for the period
i February 1,2010, through July 31,2012, multiplied by the average month-
) end net assets in the Chartwell Portfolio during that period, multiplied by

I 30136 (0.83333333).

11.	Quarter ending October 31, 2012. The advisory fee will be equal to the Base Fee plus the sum of the following:
I
(I) a performance adjustment calculated using Performance Adjustment
I
h

Schedule X applied to the Base Fee Rate Schedule, for the period November 1, 2009, through January 31, 2010, multiplied by the average month-end net assets in the Chartwell Portfolio during that period, multiplied by 3/36 (0.08333333).

(2) a performance adjustment calculated using Performance Adjustment Schedule Y applied to the Base Fee Rate Schedule, for the period

     February 1, 2010, through October 31, 2012, multiplied by the average month-end net assets in the Chartwell Portfolio during that period, I multiplied by 33/36 (0.91666667).

12.	Quarters ending on and after January 31, 2013. The Performance Adjustment for quarters ending on and after January 31, 2013, shall be calculated in accordance with Section 2 of Schedule A.